Exhibit 10.2

AMENDMENT

TO THE $500,000 PROMISSORY NOTE DATED August 14, 2014

The parties agree that the $500,000 Promissory Note (the “Promissory Note”) by and between Net Talk.com, Inc. (the “Borrower”) and JMJ Financial (the “Lender”) is hereby amended and supplemented as follows:

Conversion Floor. The Borrower has the right to enforce a conversion floor of $0.10 per share as follows. If Borrower receives a conversion notice in which the Conversion Price is less than $0.10 per share and elects to enforce the conversion floor of $0.10, the Lender will incur a conversion loss, defined as follows, which the Borrower must make whole by paying the conversion loss by cash payment, and any such cash payment must be made by the third day from the time of the conversion notice:

Conversion Loss = [(High trade price on the day of conversion) x (Number of shares that would have been received if there was no floor)] – [(High trade price on the day of conversion) x (number of shares being received with the floor)].

In the event that any Borrower default occurs among any of the agreements between the parties, inclusive of the terms of conversion, the terms of this paragraph 1 of this Amendment shall automatically and permanently terminate.

In the event that the Borrower either (a) issues stock at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation to any party (including the Lender)) below $0.10, or (b) if the Borrower enters into any agreement that may in the future provide for such issuance at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation to any party (including the Lender)) below $0.10, then the terms of this paragraph 1 of this Amendment shall automatically and permanently terminate.

In the event that the Borrower enters into any agreement that provides for a floorless conversion, or floorless convertible, or floorless exchangeable security, then the terms of this paragraph 1 of this Amendment shall automatically and permanently terminate.

ALL OTHER TERMS AND CONDITIONS OF THE $500,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated August 14, 2014 by signing below:

/s/Anastasios Kyriakides		/s/JMJ Financial
Anastasios Kyriakides		JMJ Financial
Net Talk.com, Inc.		Its Principal
Chief Executive Officer

Date:	08/21/2014	Date:	08/20/2014